Filed Pursuant to Rule 424(b)(3)
Registration No. 333-220997

STARWOOD REAL ESTATE INCOME TRUST, INC.

SUPPLEMENT NO. 4 DATED MARCH 20, 2020

TO THE PROSPECTUS DATED FEBRUARY 3, 2020

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Starwood Real Estate Income Trust, Inc., dated February 3, 2020 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. References herein to the “Company,” “we,” “us,” or “our” refer to Starwood Real Estate Income Trust, Inc. and its subsidiaries unless the context specifically requires otherwise.

The purpose of this Supplement No. 4 is to disclose our acquisition of an office property.

Office Property Acquisition

The disclosure appearing under the heading “Investment Portfolio—Investments in Real Estate” beginning on page 115 of our prospectus is supplemented with the following:

On March 20, 2020, we, through a joint venture with an affiliate of our sponsor, acquired a leasehold interest in 60 State Street (“60 State”), a 38-story Class A office tower located in the heart of downtown Boston, Massachusetts. The purchase price for 60 State was $614.3 million, excluding closing costs. 60 State totals 911,394 square feet along with a 240-space subterranean parking garage and sits adjacent to Boston’s famed Faneuil Hall Marketplace. 60 State is a sought after destination for office tenants given its surrounding amenities, unobstructed views of Boston Harbor, and proximity to multiple modes of public transportation. We own 75% of the joint venture that owns 60 State, with our sponsor’s affiliate owning the remaining 25%. Our sponsor’s affiliate has the option of putting its interest to us within four months of the closing of the transaction at cost plus a market interest rate.

60 State is 91% leased at closing with a well-diversified rent roll of 32 tenants that includes law firms, asset managers, and technology companies. The location serves as the Boston office for international law firm Wilmer Hale and as the global headquarters for asset manager Amundi Pioneer (formerly Pioneer Investments). 60 State also includes the State Room, an event venue perched at the top of 60 State that can accommodate up to 1,400 guests.

SREIT-SUP4-0320